Exhibit 99.1
Contacts:
Bob Newell
Vice President, Finance and Operations, Chief Financial Officer
Cardica, Inc.
(650) 331-7166
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
daryl@weisscommpartners.com
CARDICA ANNOUNCES FISCAL 2007 FIRST QUARTER RESULTS
—Company to Host Webcast at 4:30 p.m. EST Today—
REDWOOD CITY, Calif. —November 1, 2006 — Cardica, Inc. (Nasdaq: CRDC) today reported financial results for its fiscal 2007 first quarter ended September 30, 2006.
Fiscal 2007 First Quarter Financial Results
Total net revenue for the fiscal 2007 first quarter was $471,000 compared to $168,000 for the fiscal 2006 first quarter. Total product revenue was $458,000 for the fiscal 2007 first quarter compared to $161,000 for the similar period in fiscal 2006. Cost of product revenue was $679,000 for the fiscal 2007 first quarter compared to $627,000 for the fiscal 2006 first quarter.
Research and development expenses for the fiscal 2007 first quarter were $1.5 million compared to $1.2 million for the same period in fiscal 2006. Selling, general and administrative expenses for the fiscal 2007 first quarter were $2.1 million compared to $1.2 million for the same period in fiscal 2006.
The net loss for the first quarter of fiscal 2007 was $3.6 million, or $0.37 per share, compared to a net loss of $3.0 million, or $2.13 per share, for the first quarter of fiscal 2006.
Cash, cash equivalents and investments at September 30, 2006 were $28.6 million, compared to $32.1 million at June 30, 2006.
“We continue to execute our measured introduction of the C-Port system, with a total of 60 leading cardiothoracic surgeons trained through the end of the first fiscal quarter,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica, Inc. “We are working to ensure that these physicians have the support and training necessary to incorporate the C-Port system into their regular operating routine. It is still early in adoption of the C-Port system and regular patterns of usage have yet to be established. We, therefore, expect variability in product revenue. As our experience with surgeons becomes more predictable, we will update our guidance accordingly.”
“Sales of the PAS-Port system continue strong in Japan. We believe that at this time in Japan, the PAS-Port system is used in approximately ten percent of all general coronary artery bypass graft procedures. We are on track with enrollment of our pivotal PAS-Port trial, and we intend to submit the U.S. regulatory filing for 510(k) clearance of the PAS-Port system by the end of calendar 2007. Importantly, we continue to advance the development of the X-Port™ Vascular Access Closure Device together with Cook, Inc.,” continued Dr. Hausen.

Recent Highlights and Accomplishments
•	Increased U.S. C-Port system sales representatives to eight;
•	Trained a total of 60 cardiothoracic surgeons on the C-Port system since 510(k) clearance;
•	Increased cumulative worldwide shipments of C-Port systems to over 860 units;
•	Increased cumulative worldwide shipments of PAS-Port systems to over 4,200 units, the vast majority of which have been deployed in Japan; and
•	Presented a live case using the C-Port® xA Distal Anastomosis System for three anastomoses during coronary artery bypass graft surgery at the European Society of Thoracic Surgeons Annual Meeting in Stockholm, Sweden.
Conference Call Details
To access the live conference call on November 1, 2006 at 4:30 p.m. Eastern Time via phone, please dial (800) 561-2718 from the United States and Canada or (617) 614-3525 internationally. The conference ID is 87504462. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through Wednesday, November 8, 2006 and may be accessed by dialing (888) 286-8010 from the United States and Canada or (617) 801-6888 internationally. The replay passcode is 90685040.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at www.cardica.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Cardica, Inc.
Cardica designs and manufactures automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica provides cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure.
Cardica’s C-Port® Distal Anastomosis System is marketed in Europe and the United States. The PAS-Port® Proximal Anastomosis System is marketed in Europe and Japan and is being evaluated in a pivotal trial in the United States and Europe. Cardica also is developing additional devices to facilitate vascular and other surgical procedures. Go to www.cardica.com for more information.
Forward Looking Statements
This press release contains “forward-looking” statements, including statements relating to the introduction of Cardica’s C-Port Distal Anastomosis System, expected product revenue and the anticipated U.S. regulatory filing for the PAS-Port system. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “believe,” “plan,” “expect,” “estimate,” “intend” and “will” or similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including risks associated with market acceptance of Cardica’s C-Port Distal Anastomosis System, manufacturing of the C-Port Distal Anastomosis System, Cardica’s sales, marketing and distribution strategy and capabilities, our ability to obtain U.S. regulatory approval of the C-Port xA Distal Anastomosis System, the timing of completion and success of the multi-national clinical trial using Cardica’s PAS-Port system, the timing and success of development activities related to the X-Port Vascular Access Closure Device and the timing and success of development activities related to the C-Port Flex A Anastomosis System, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Annual Report on Form 10-K for the year ended June 30, 2006. Cardica does not undertake any obligation to update forward-looking statements. You are encouraged to read the Company’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
~financial statements follow~

Cardica, Inc.
Statement of Operations

(in thousands, except per share data)	Three months ended
	September 30,
	2006	2005
	(unaudited)
Revenue
Product revenue, net	$458	$161
Product and royalty revenue from related party	13	7

Total	471	168

Operating costs and expenses
Cost of product revenue	679	627
Research and development	1,488	1,166
Selling, general and administrative	2,070	1,223

Total operating costs and expenses	4,237	3,016

Loss from operations	(3,766)	(2,848)
Interest income	389	72
Interest expense	(264)	(264)
Other expense	—	(4)

Net loss	$(3,641)	$(3,044)

Basic and diluted net loss per share	$(0.37)	$(2.13)

Shares used in computing basic and diluted net loss per share	9,778	1,430

	September 30,	June 30,
	2006	2006
	(unaudited)
Assets
Cash and investments	$28,636	$32,080
Other assets	3,097	3,078

Total assets	$31,733	$35,158

Liabilities and stockholders’ equity
Total current liabilities	$1,396	$1,645
Total long-term liabilities	16,005	15,836
Stockholders’ equity	14,332	17,677

Total liabilities and stockholders’ equity	$31,733	$35,158